Option Agreement

THIS OPTION AGREEMENT (the "Agreement") effective as of the 15th day of October, 2008

BETWEEN
MASS PETROLEUM INC.
507 - 700 West Pender Street
Vancouver, BC V6C 1G8

(the "Company")

AND
VITALY MELNIKOV
1130 – 4825 Hazel Street
Burnaby, BC V5H 4N4
 (the “Optionee”)

WHEREAS:

A.	The Company entered into a consulting agreement (the “Consulting Agreement”) with the Optionee on June 9, 2008; and

B.	In accordance with the provisions of the Consulting Agreement the Company has authorized the grant of options to the Optionee.

These securities have not been registered under the Securities Act of 1933 (the "Act") and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the Act, or an exemption from the registration requirements of the Act is available. Hedging transactions involving these securities may not be conducted unless in compliance with the Act.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.    Grant of Option, Purchase Price and Term.  The Company shall grant to the Optionee the right and option, effective as of the vesting date (as defined in the table below), to purchase all or any part of an aggregate of 500,000 common shares in the capital stock of the Company (the “Options”), at a purchase price of US$1.50 per share, as set out in the table below.  The number of Options being subject to adjustment as provided in Section 7 of this Agreement, on the terms and conditions set forth in this Agreement. The Options may be exercised by the Optionee until the expiry date of the Options as per the following table.

Vesting Date	Number of Options	Purchase Price Per Share (US$)	Expiry Date (1)
December 6, 2008	125,000	1.50	December 5, 2010
June 6, 2009	125,000	1.50	June 5, 2011
December 6, 2009	125,000	1.50	December 5, 2011
June 6, 2010	125,000	1.50	June 5, 2012

(1) Any unvested Options will expire upon termination of the Consulting Agreement entered into between the Optionee and the Company if such termination occurs prior to the stated Expiry Date. Any stock Options held by the Optionee and vested at the date of termination of the Consulting Agreement shell be exercisable for at least ninety days immediately following the termination.

2.    Non-transferability.  The Options shall not be transferable except to the Optionee’s estate, and the Options may be exercised during the lifetime of the Optionee, only by the Optionee, or thereafter by its estate.  More particularly, but without limiting the generality of the foregoing, the Options may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Options contrary to these provisions, and the levy of any execution, attachment or similar process on the Options, shall be null and void.

3.    Optionee.  In consideration of the granting of the Options, and regardless of whether or not the Options shall be exercised, the Optionee will devote the agreed upon time, energy and skill to the service of the Company or one or more of its subsidiaries.

4.    Representations and Warranties of Optionee.  The Optionee is purchasing as principal and is either :

i.	not a U.S. person and is not acquiring the Shares for the account or benefit of any U.S. person; OR
ii.	a U.S. person who is purchasing the Shares in a transaction that does not require registration under the U.S. Securities Act.

5.    Method of Exercising Option.  Subject to the terms and conditions of this Agreement, the Optionee may exercise the Options by sending a written notice to the Company, mailed or personally delivered to the Company at the following address: 507 – 700 West Pender Street, Vancouver BC V6C 1G8.  Such notice shall state the election to exercise the Options and the number of shares in respect of which it is being exercised, and shall be signed by the Optionee. The notice shall be accompanied by payment of the full exercise price of the shares by certified cheque, bank draft or money order. The Company shall issue for the Optionee’s collection, a certificate or certificates representing the shares within 14 days after receiving the notice.

6.    Changes in Capital Structure.  If all or any portion of the Options shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date of this Agreement, as a result of which shares of any class shall be issued in respect of outstanding common shares, or common shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Options shall receive the aggregate number and class of shares which, if common shares (as authorized at the date of this Agreement) had been purchased at the date of this Agreement for the same aggregate price (on the basis of the price per share set forth in Section 1 of this Agreement) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional share be issued on any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

7.    Changes in Control. For the purpose of this Agreement, a Change in Control (the “Change in Control”) means the acquisition by any person or any parties acting jointly or in concert with the person (collectively, the “Acquirors”) of shares of the Company such that the Acquirors beneficially own or exercise control or direction over greater than 50% of the outstanding shares of the Company.

In the event that Consulting Agreement entered into between the Optionee and the Company is terminated  by the Company or by the Optionee within twelve (12) months following the Change in Control of the Company, all stock options granted to the Optionee and held by the Optionee at the date of termination shall immediately vest and shall be exercisable for at least ninety (90) days following the termination of the Consulting Agreement.

9.    Reservation of Shares to Satisfy Option.  The Company shall at all times during the term of the Options reserve and keep available such number of  shares as will be sufficient to satisfy the requirements of this Agreement.

10.        Currency.   Unless otherwise indicated, all references to currency in this Agreement are in US dollars.

IN WITNESS WHEREOF this Agreement is effective as of the date first written.

MASS PETROLEUM INC. by its authorized signatory	OPTIONEE:

/s/ Oleg Bilinski	/s/ Vitaly Melnikov
Oleg Bilinski, President, CEO and Director	Vitaly Melnikov